PRESS RELEASE

Available for Immediate Publication:  January 30, 2008
Contacts:  Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
David Heaberlin, EVP / Chief Financial Officer (209) 725-7435
Web Site www.ccow.com

Capital Corp of the West Announces Cash Dividend

MERCED, Calif. – January 30, 2008 – Capital Corp of the West (NASDAQ:NMS: CCOW), the holding company for County Bank, Central California’s Community Bank, announced today that on January 29, 2008 its Board of Directors declared a $0.11 cash dividend on the company’s common stock.  The dividend is payable on March 5, 2008 to stockholders of record as of February 11, 2008.

“This cash dividend of $0.11 per share marks Capital Corp of the West’s seventeenth consecutive quarter of cash dividends that began in the first quarter of 2004,” stated Tom Hawker, President and Chief Executive Officer of Capital Corp of the West.  “This also marks the twelfth consecutive quarter that the Company has maintained, or increased, a cash dividend after its nine-for-five stock split in the second quarter of 2005.  With the addition of the California offices of The Stockmen’s Bank and Bay View Funding, the Company now has 41 retail branches and eight corporate lending centers, allowing Capital Corp of the West to offer an even greater range of products and services to existing and new customers within the Central Valley and beyond,” continued Mr. Hawker.

Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has over 30 years of service as “Central California’s Community Bank.”  Currently, County Bank has forty-one branch offices serving the counties of Fresno, Kings, Madera, Mariposa, Merced, Sacramento, San Bernardino, San Joaquin, San Francisco, Santa Clara, Stanislaus, Tulare and Tuolumne.  As of the latest FDIC data, County Bank has a 7.29% market share in the six Central California counties in which it has a significant retail branch presence, ranking County Bank fifth out of forty-one financial institutions in that market area. For further information about the Company’s financial performance, contact Tom Hawker, President  and Chief Executive Officer, at (209) 725-2276, or David Heaberlin, Chief Financial Officer, at (209) 725-7435.